Exhibit 12.1
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
                           Computation of Ratio of Earnings to Fixed Charges

                           Three Months
                              Ending
                             3/31/96       1996     1995      1994      1993     1992
Earnings before taxes        $37,900     $102,700 $123,500  $104,100  $101,400 $120,200

Add(Deduct)
  Fixed Charges                9,800       33,500   31,500    23,200    18,700   19,900

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                        (150)        (700)    (800)    (400)    (200)      (500)

  Interest capitalized             0            0        0      (200)       0      (300)

Earnings available for fixed
 charges                     $47,550     $135,500 $154,200  $126,700  $119,900 $139,300

Fixed charges:
  Interest, including
   amounts capitalized         8,200       26,400   24,200    16,500    12,500   13,700

  Proportion of rent
   expense deemed to
   represent interest
   factor                      1,600        7,100    7,300     6,700     6,200    6,200

Fixed Charges                $ 9,800     $ 33,500 $ 31,500  $ 23,200  $ 18,700 $ 19,900

Ratio of earnings to fixed
 charges                        4.85         4.04     4.89      5.46      6.41     7.00
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